Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated April 27, 2010
Relating to Preliminary Prospectus dated April 23, 2010
Registration No. 333-166093
INVESCO MORTGAGE CAPITAL INC.
FREE WRITING PROSPECTUS
April 27, 2010
This free writing prospectus relates to the Registration Statement on Form S-11 (File No. 333-166093) of Invesco Mortgage Capital Inc. (the “Company”), as filed with the Securities and Exchange Commission on April 23, 2010 (as so amended, the “Registration Statement”) and the preliminary prospectus included therein (the “Preliminary Prospectus”), relating to the Company’s proposed offer and sale of shares of its common stock. This free writing prospectus relates only to the securities described in the Registration Statement and should be read together with the Preliminary Prospectus, including the section entitled “Risk Factors” beginning on page 20 thereof.
Upcoming Filing of Technical Amendment to the Company’s Form 10-K for 2009
The Company intends to file an amendment to its Form 10-K for the year ended December 31, 2009 (as filed on March 24, 2010, the “2009 Form 10-K”) solely to include language in the independent registered public accounting firm’s report that an audit of internal control over financial reporting was not required nor performed. Grant Thornton’s audit opinion will include the following sentences within its scope paragraph in the Company’s amended 2009 Form 10-K:
“The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.”
The Company’s amended 2009 Form 10-K will not reflect a change in the Company’s results of operations or financial position as previously reported in the Company’s financial statements.
OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001437071.
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CREDIT SUISSE TOLL-FREE 1-800-221-1037 MORGAN STANLEY TOLL FREE 1-866-718-1649.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.